Exhibit 10

IMPERIAL SUGAR COMPANY SEVERANCE PLAN

Imperial Sugar Company, a Texas corporation (the “Company”), has adopted the Imperial Sugar Company Severance Plan (the “Plan”), for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan is intended to help retain qualified employees and provide financial security to certain employees of the Company and its subsidiaries whose employment with the Company and its subsidiaries may be terminated should the Company reorganize or eliminate positions (“down sizing” / “reduction in force”) or under other circumstances entitling such employees to severance benefits as provided herein. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01 Definitions. Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“Affiliate” means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, or (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

“Base Pay” means the Participant’s base salary or regularly scheduled wages (based on a forty (40) hour work week) immediately prior to his Termination Date, on a weekly basis, but excluding all other elements of compensation such as, without limitation, overtime, bonuses, perquisites, commissions, restricted stock awards, stock options, retirement benefits, welfare benefits, or any other payments.

“Board” means the Board of Directors of the Company.

“Cause” shall mean:

(i) the Participant’s termination of employment by the Employer due to the Participant’s failure to perform his duties in good faith;

(ii) the Participant’s misconduct in violation of a written Company policy;

(iii) the Participant’s gross negligence or dishonesty; or

(iv) the Participant’s intentional acts that are detrimental or destructive to the Company or its Affiliates, employees or property.

“Change of Control” means the occurrence of either of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of (the Exchange Act), other than (1) the Company or any of its Affiliates or Subsidiaries; (2) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; (3) an underwriter temporarily holding securities pursuant to an offering of such securities; or (4) an entity owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s Common Stock; is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(ii) the Company has sold substantially all of its assets to an unrelated third party.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Committee” means the Executive Compensation Committee of the Board.

“Common Stock” means the common stock, without par value, of the Company.

“Effective Date” means the date indicated on the execution page hereof.

“Employee” means an individual who is classified by the Employer as a full-time employee and who is regularly scheduled to work 40 hours per week.

“Employer” means the Company or any Subsidiary that is an employer of an Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Participant” means an Employee who has become a Participant in accordance with Section 2.01.

“Plan” means the Imperial Sugar Company Severance Plan, as amended, supplemented or modified from time to time in accordance with its terms.

“Plan Administrator” means the Vice President responsible for human resources of the Company, or any other person or persons designated by the Committee.

“Separation and Release Agreement” means the legal document in the form provided by the Plan Administrator in which a Participant, in exchange for certain severance benefits specified in Article III hereof, agrees to maintain certain confidential information and releases the Company and its Subsidiaries from liability and damages arising from or in connection with the Participant’s termination of employment with the Employer. The Plan Administrator will designate a Separation and Release Agreement as an Appendix A to this Agreement, which may be modified from time to time by the Plan Administrator, provided that, in no event will the Separation and Release Agreement be modified within twelve (12) months after a Change of Control.

“Separation and Release Agreement Effective Date” means the date that is seven (7) days after the date on which the Participant executes the Separation and Release Agreement.

“Service” means an Employee’s total number of full and partial years of active employment as an Employee of the Company or its Subsidiaries ending on his Termination Date, including for this purpose employment only as a full-time employee. If an Employee has a break in employment for any reason and is later re-employed by the Company or any of its Subsidiaries, then all prior periods of employment shall be disregarded in determining the period of Service for purposes of the Plan.

“Severance Benefit” the benefit to which a Participant may become entitled pursuant to Section 3.01 hereof.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than eighty (80%) of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than eighty (80%) of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“Successor” means any person that succeeds to, or has the ability to control, the Company’s business as a whole, directly by merger, consolidation, spin-off or similar transaction, or indirectly by purchase of the Company’s voting securities or acquisition of all or substantially all of the assets of the Company.

“Termination Date” means the date designated by the Employer as the last day on which an Employee shall remain in active employment with the Employer due to an involuntary termination.

“Tier 1 Employee” means an Employee whose position with the Employer is below Manager level.

“Tier 2 Employee” means an Employee whose position with the Employer is Manager or Senior Manager level.

“Tier 3 Employee” means an Employee whose position with the Employer is Director or Senior Director level.

“Tier 4 Employee” means an Employee whose position with the Employer is Vice President.

“Tier 5 Employee” means an Employee whose position with the Employer is Senior Vice President or above.

Section 1.02 Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, and (c) the words “including” (and “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. Whenever appropriate in this Plan, nouns in the singular will include the plural, and the masculine pronoun will include the feminine gender.

ARTICLE II

ELIGIBILITY

Section 2.01 Participation. Unless excluded under Section 2.02 or Section 2.03, an Employee shall become a Participant in the Plan and receive Severance Benefits described in Article III if the Employee (i) is employed by the Employer on his Termination Date, and (ii) executes and returns to the Plan Administrator a Separation and Release Agreement within the time period prescribed by the Plan Administrator and does not revoke such Separation and Release Agreement prior to the Separation and Release Agreement Effective Date. Employees who meet the requirements in the preceding sentence are referred to as “Participants.”

Section 2.02 Excluded Employees. No individual who is a part-time employee, independent contractor or an employee whose employment with the Employer is subject to the terms of a collective bargaining agreement shall be eligible to participate in this Plan or to receive Severance Benefits, or any other benefits, hereunder.

Section 2.03 Termination for Cause. An Employee who is terminated by the Employer for Cause shall not be eligible to participate in this Plan or to receive Severance Benefits, or any other benefits, hereunder.

ARTICLE III

SEVERANCE BENEFITS

Section 3.01 Severance Benefits. A Participant shall be entitled to a Severance Benefit calculated based upon the Participant’s position on his Termination Date, as follows:

(a) Tier 1 Employee. The Severance Benefit of a Participant who is a Tier 1 Employee shall be one (1) week of Base Pay for each year of his Service, but will not be less than four (4) weeks Base Pay.

(b) Tier 2 Employee. The Severance Benefit of a Participant who is a Tier 2 Employee shall be one (1) week of Base Pay for each year of his Service, but will not be less than six (6) weeks Base Pay.

(c) Tier 3 Employee. The Severance Benefit of a Participant who is a Tier 3 Employee shall be one (1) week of Base Pay for each year of his Service, but will not be less than six (6) months Base Pay.

(d) Tier 4 Employee. The Severance Benefit of a Participant who is a Tier 4 Employee shall be six (6) months Base Pay.

(e) Tier 5 Employee. The Severance Benefit of a Participant who is a Tier 5 Employee shall be twelve (12) months Base Pay.

For any partial year of Service, a Participant shall receive a pro rated amount equal to the product of his Base Pay multiplied by a fraction the numerator of which is the number of days worked in the partial year and the denominator of which is three hundred sixty five (365).

Section 3.02 Enhanced Severance Benefit. In addition to the Severance Benefit described in Section 3.01, a Participant with 97 “points” or more on his Termination Date will be entitled to receive an additional Severance Benefit equal to six (6) months of Base Pay. “Points” are a combination of a Participant’s age and years of Service. For example, an Employee who is 62 years old and has worked for the Company and its Subsidiaries for 39 years as of his Termination Date would have 101 points and would thus be eligible for the enhanced Severance Benefit. Notwithstanding the foregoing or any provision of the Plan to the contrary, in no event will a Tier 4 Employee or Tier 5 Employee be eligible for the enhanced Severance Benefit provided under this Section 3.02.

Section 3.03 Payment of Severance Benefits. At the discretion of the Plan Administrator, a Participant’s Severance Benefits payable under Section 3.01 (and Section 3.02, if applicable) will be paid in a single lump sum payment within ten (10) days after the Separation and Release Agreement Effective Date.

Section 3.04 Continuation of Health Coverage.

(a) For a period equal to the length of the Severance Benefit for a Tier 1 Employee, Tier 2 Employee or Tier 3 Employee, as provided in Section 3.01 and 3.02 (if applicable), such Participant and his dependents shall continue to be covered by the medical, dental and vision plans maintained by the Company (“Continued Benefits”) under which the Participant was covered immediately prior to his Termination Date.

(b) For a Tier 4 Employee or Tier 5 Employee, such Participant and his dependents shall receive Continued Benefits for a period of twelve (12) months.

(c) Any Continued Benefits provided to a Participant and his dependents pursuant to this Section 3.04 are provided concurrent with any rights the Participant and such dependents may have to continue such coverages under COBRA. The Participant shall have the right to change elected coverage only during any open enrollment window provided by the Company. The COBRA premium otherwise payable by the Participant will be waived by the Company for the period he is receiving Continued Benefits under Section 3.04(a) or (b); provided, however, that if the Participant elects to change coverage during an open enrollment window the Company shall not be obligated to waive the cost of coverage in excess of the cost of the coverage in effect for the Participant immediately prior to his Termination Date. At the expiration of the period applicable to Continued Benefits, the Participant and his dependents shall be entitled to continued coverage under COBRA for a period, if any, equal to the difference between the maximum coverage period applicable to such Participant or dependent under COBRA and the period under which continued Benefits were provided pursuant to this Section 3.04.

(d) The provisions of this Section 3.04 will not prohibit the Company from changing the terms of such Continued Benefits, provided that any such changes apply to all similarly situated employees of the Company and its Affiliates.

Section 3.05 Condition to Receipt of Severance Benefits and Continued Benefits. As a condition to receipt of any Severance Benefits and Continued Benefits under this Article III, the Participant must enter into a Separation and Release Agreement with the Company in the form then currently used by the Company. The Company will provide a Participant with a Separation and Release Agreement on or before the Participant’s Termination Date. The Participant must execute and return the Separation and Release Agreement to the Company no later than the forty-fifth (45th) day following his Termination Date. A Participant’s failure to timely execute and return the Separation and Release Agreement in accordance with the previous sentence will result in a forfeiture of all benefits payable to the Participant under the terms of the Plan.

Section 3.06 Limitation on Benefits.

(a) Any Severance Benefits otherwise payable under this Plan will not be paid if, as a result of the termination of employment upon the Termination Date, the Participant is entitled to benefits under an employment or other agreement with the Company providing for the payment of cash benefits in the event of a Change of Control or involuntary termination. A Participant described in the immediately preceding sentence will receive Continued Benefits under Section 3.04 if Continued Benefits would not otherwise be provided under the Participant’s employment or other agreement with the Company, and such Continued Benefits will be provided, (i) with respect to a Participant described in Section 3.04(a), for the length of the severance benefits that would have been provided under this Plan, and (ii) with respect to a Participant described in Section 3.04(b), for a period of twelve (12) months.

(b) Anything in this Plan to the contrary notwithstanding, the Company’s obligation to provide the Continued Benefits shall cease if and when the Participant becomes employed by a third party that provides such Participant with substantially comparable health and welfare benefits, subject to the Participant’s right to elect to continue coverage under COBRA.

Section 3.07 Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Company.

Section 3.08 Certain Adjustments of Payments by the Company. In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, the accelerated vesting of incentive or equity awards held by the Employee) would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the amount of “parachute payments” (as defined in Section 280G of the Code) payable or required to be provided to the Employee shall be automatically reduced to the minimum extent necessary to avoid imposition of the Excise Tax .

ARTICLE IV

CLAIMS PROCEDURE

Section 4.01 Claims Procedure

(a) It shall not be necessary for a Participant or beneficiary who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he is entitled to a benefit hereunder in excess of the benefit which he has received, or commenced receiving, may file a written claim for such benefit with the Plan Administrator at any time on or prior to the end of the fiscal year next following the fiscal year in which he allegedly became entitled to receive a distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Plan upon which such claim is based. The Plan Administrator shall, within ninety (90) days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Plan Administrator shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 4.01(b) below.

(b) A Participant or beneficiary who has filed a written claim for benefits with the Plan Administrator which has been denied may appeal such denial to the Plan Administrator and receive a full and fair review of his claim by filing with the Plan Administrator a written application for review at any time within sixty (60) days after receipt from the Plan Administrator of the written notice of denial of his claim provided for in Section 4.01(a) above. A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his claim and may submit issues and comments to the Plan Administrator in writing. Not later than sixty (60) days after receipt of a written application for review, the Plan Administrator shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based. If the Plan Administrator approves the claim, the Separation and Release Agreement shall be provided to the Participant upon approval and the Plan Administrator shall notify the Participant of the deadline for execution of the Separation and Release Agreement taking into account the requirements of Section 409A of the Code.

(c) Any act permitted or required to be taken by a Participant or beneficiary under this Section 4.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the next foregoing sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

ARTICLE V

DURATION, AMENDMENT AND TERMINATION

Section 5.01 Duration. Provided that a Change of Control has not occurred, this Plan will continue until terminated or amended by the Committee as provided under Section 5.02.

Section 5.02 Termination and Amendment. The Plan shall be subject to amendment, change, substitution, deletion, revocation or termination by the Committee at any time prior to a Change of Control other than at the request of a third party who has taken steps reasonably calculated to effect a Change of Control. If a Change of Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until the one-year anniversary of such Change of Control; provided that no such termination or expiration shall occur until all Participants who have become entitled to any payments hereunder as of such date shall have received such payments in full. After a Change of Control, the Plan shall not be subject to amendment in any respect which adversely affects the rights of a Participant without the written consent of that Participant.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 6.02 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his employment with the Company or otherwise. Except as otherwise provided in Section 3.06, the amount of any payment provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company’s obligations to make payments to any Participant required under this Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

Section 6.03 Enforceability. The failure of Participants or the Company to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 6.04 Administration.

(a) The Plan Administrator shall have full and final authority, subject to the express provisions of the Plan, with respect to designation of Participants and the interpretation and administration of the Plan, including but not limited to, the authority to construe and interpret any provisions of the Plan and to take all other actions deemed necessary or advisable for the proper administration of the Plan.

(b) The Company shall indemnify and hold harmless the Plan Administrator and any other employee of the Company that acts at the direction of the Plan Administrator against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 6.05 Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 6.05 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

Section 6.06 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 6.07 Notice. All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the Plan Administrator, and (b) if to any Participant, at his residence address on the records of the Company or to such other address as he may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 6.08 Tax Withholding. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to withhold therefrom.

Section 6.09 No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its Affiliates. Nothing contained in this Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Company, or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company to terminate such Participant’s employment at any time.

Section 6.10 Entire Plan. Except as otherwise provided herein or set forth in any written contract, this Plan contains the entire understanding of the Participants and the Company with respect to severance arrangements maintained on behalf of the Participants by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.

Section 6.11 Prior Agreements. Except as otherwise provided herein or set forth in any written contract, this Plan supersedes all prior severance policies and all prior programs and understandings (including verbal agreements and understandings) between each Participant and the Employer regarding the terms and conditions of the Participant’s severance arrangement.

Section 6.12 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of laws rules, and applicable federal law.

Section 6.13 Section 409A. The Severance Benefit is intended to be exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the “separation pay plan” exception specified in Treasury Regulation 1.409A-1(b)(9).

ARTICLE VII

ERISA RIGHTS

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants are entitled to: examine, without charge, at the Plan Administrator’s office and at other specified locations (such as worksites), all documents governing the Plan, including insurance contracts, if any; and obtain copies of documents governing the operation of the Plan, including insurance contracts, if any, and updated summary plan descriptions upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal the denial, all under certain time schedules. Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision, or lack thereof, concerning the qualified status of a domestic relations order, you may file suit in federal court after exhausting all of the Plan’s claims and appeal procedures. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. However, if you lose, the court may order you to pay the costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should call or write the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IN WITNESS WHEREOF, IMPERIAL SUGAR COMPANY has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, effective this 1st day of February, 2012.

IMPERIAL SUGAR COMPANY

By:	/s/ George Muller
Printed Name: George Muller
Title: Vice President